Exhibit 16.1 Form 8-K

July 19, 2001

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 19, 2001, of Robocom Systems International Inc. and are in agreement with the statements contained in the first sentence of the first paragraph, and the second and third paragraphs on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                          Very truly yours,


                                          /s/:Ernst & Young, LLP
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